Exhibit 4.40

Supplement Agreement of Equity Interest Transfer

This Supplement Agreement of Equity Interest Transfer (the “Agreement”) is entered by the following Parties on November 30, 2015 in Beijing, PRC.

1. AirMedia Group Inc. (“AirMedia”) is an enterprise incorporated in accordance with Cayman law and listed in NASDAQ, Nasdaq symbol: AMCN.

2. AirMedia Technology (Beijing) Co., Ltd. (the “AirMedia Technology”) is an enterprise incorporated in accordance with the laws of PRC, with business license number 110000410272072, the registered address is Room 3088, Building 1, No. 2 of Hengfu Zhongjie, Science Town, Fengtai District, Beijing, the legal representative is Guo Man.

3. Beijing AirMedia Shengshi Advertising Co., Ltd. (the “AirMedia Shengshi”) is an enterprise incorporated in accordance with the laws of PRC with business license number 110104002566818, the registered address is 1-0361 F1, Building No. 22, Xuanwumen East Avenue, Xuanwu District, Beijing, the legal representative is Guo Man.

4. Guo Man, PRC citizen, ID number                         , address is                   .

5. Beijing Londe Wenchuang Investment Fund Management Company (the “Longde Wenchuang”) is an enterprise incorporated in accordance with the laws of PRC, with business license number 110101017080943, the registered address is No.11116, Building 37, Hepingli Ease Avenue No.11, Dongcheng District, Beijing, the legal representative is Xing Hongwang.

6. Beijing Cultural Center Construction and Development Fund (Limited Partnership) (the “Cultural Center Fund”) is a limited partnership incorporated in accordance with PRC law, with business license number 110000019766089; the registered address is Room 801-19, Building 52, Jingyuan North Avenue, Beijing Economic and technical development district, Beijing, the managing partner is Beijing Cultural Center Construction and Development Fund Management Company.

Whereas:

1.	Air Media, AirMedia Technology, AirMedia Shengshi and Longde Wenchuang have entered into an Equity Interest Transfer Agreement dated June 15th 2015, agreeing that a fund established/ to-be established/appointed by the Longde Wenchuang (hereinafter referred to as “Longde Wenchuang Fund”), shall purchase 75% of the equity interest in AirMedia Advertising, held by AirMedia Technology, with its actual raised fund; also, Longde Wenchuang is entitled to transfer all rights and obligations of Longde Wenchuang Fund under the agreement to the special fund established or appointed by Longde Wenchuang, the transfer shall be effective from the date of notification to each party of the agreement. Currently, the Longde Wenchuang intends to transfer the corresponding rights and obligations of 46.43% of the equity interest in AirMedia Advertising (corresponding to registered capital of RMB 23,215,000.00 in AirMedia Advertising), purchased by Longde Wenchuang and Longde Wenchuang Fund under the Equity Interest Transfer Agreement, to Cultural Center Fund.

2.	As of September 30th 2015, AirMedia Advertising failed to fulfill part of the conditions precedent agreed set forth in Article 2.1.2 in Equity Interest Transfer Agreement.

NOW, THEREFORE, Parties, through friendly negotiations, hereby agree in respect of transfer of the said equity and the modification and amendment of the provisions as follows:

1. Each party agrees that, from the date of this Agreement, Longde Wenchuang shall transfer the corresponding rights and obligations of 46.43% of the equity interest in AirMedia Advertising (corresponding to registered capital of RMB 23,215,000.00 in AirMedia Advertising), intended to be purchased by Longde Wenchuang and Longde Wenchuang Fund under the Equity Interest Transfer Agreement for a consideration of RMB 1,300,000,000.00, to Cultural Center Fund; Cultural Center Fund agrees to accept the above-mentioned rights and obligations, acts as a party of the Equity Interest Transfer Agreement and continues to enjoy relevant rights and undertake relevant obligations according to the Equity Interest Transfer Agreement and this supplementary agreement. After this transaction, Longde Wenchuang Fund shall hold 28.57% of the equity interest in AirMedia Advertising, while Cultural Center Fund shall hold 46.43% of the equity in AirMedia Advertising.

2. Warranties by AirMedia Shengshi

2.1	The removal VIE structure of AirMedia Advertising (excluding equity held by Zhang Xiaoya) set forth in Article 5.2 of Equity Interest Transfer Agreement will be complete and be recognized by lawyer and financial consultant hired by Longde Wenchuang and Cultural Center Fund before November 15th 2015 and confirmed by the legal counsel and financial advisor engaged by Longde Wenchuang and Cultural Center Fund; the transfer of equity interest held by Zhang Xiaoya shall be completed on or before Dec. 31st, 2015 (i.e. Zhang Xiaoya will no longer be a shareholder of AirMedia Advertising).

2.2	On or before November 15th , 2015, the restructure of assets, equity interest and personnel according to Article 4.2, 4.3.2, 4.3.3, 4.3.4, 4.3.5 and 4.4 in the Equity Interest Transfer Agreement shall be completed, other non-target business scope and personnel shall be transferred to the other companies other than AirMedia Advertising, the LED screens, independent digital frames, tradition AD in airport (excluding airport TV system and cabinet scraper system) and traditional road boards, LED AD (excluding gas station and on-plane TV AD) inside all of the airports owned by AirMeida shall be placed into AirMedia Advertising, including all relevant media resources, client resources, personnel and trademarks, and keep the independent of assets, business, personnel and compensation after restructure, the aforementioned arrangement shall not include business disposed and business in loss in Transition Period according to Art. 4.1.2 and 4.1.3 in the Equity Interest Transfer Agreement.

2.3	As of December 31st 2015, fixed assets net value and net cash flow (monetary fund balance net value of business receivables net value of business payables) of AirMedia Advertising shall not respectively be less than RMB 150,000,000.00 and RMB 350,000,000.00 (monetary fund balance shall not be less than RMB 150,000,000.00, the component of net value of business receivables and net value of business payables will be determined by management team), the audited net asset shall not be less than RMB 500,000,000.00; however, the asset set forth in Article 4.1.3 of Equity Interest Transfer Agreement shall not be re-audited. In the event that AirMedia Advertising cannot fulfill the aforementioned conditions, AirMedia Shengshi shall, by means of cash, make up the balance to AirMedia Advertising in order to make AirMedia Advertising to fulfill the said condition precedent.

2.4	As of December 31st 2015, all the receivables and payables among AirMedia Advertising, AirMedia and other affiliated parties Annex 4 of Equity Interest Transfer Agreement> shall be cleared, the balance is expected to be zero (the recognition of affiliated parties shall be rely on the opinion of accountant qualified in Securities dealings). In the event that AirMedia Advertising cannot fulfill the aforementioned conditions, AirMedia Shengshi shall, by means of cash, make up the balance to AirMedia Advertising in order to make AirMedia Advertising to fulfill the said condition precedent.

2.5	As of December 31st 2015, 75% equity of AirMedia Advertising will be transferred to Longde Wenchuang Fund and Cultural Center Fund, and the Industry and Commerce Registration formalities will be completed, unless the failure of completion of registration formalities is due to the Longde Wenchuang's reason.

2.6	AirMedia Advertising, AirMedia Shengshi and other shareholder confirm and undertake that AirMedia Advertising has no significant violation of laws, regulations and defaults, and will obey and comply with representation and warranties in Equity Interest Transfer Agreement and this Agreement.

3. In the event that AirMedia Advertising fails to fulfill the any provision set forth in Article 2, AirMedia Shengshi shall compensate Longde Wenchuang Fund and Cultural Center Fund RMB 210,000,000.00 (this amount will be assigned according to the consideration ratio of Longde Wenchuang Fund and Cultural Center Fund).

4. AirMedia and AirMedia Technology shall take joint and several liability with AirMedia Shengshi for the obligations under this Agreement (including the obligations set forth in Article 2).

5. Guo Man agrees and guarantees that, from the date of official delisting and becoming a private company of AirMedia, he will take joint and several liability with AirMedia and AirMedia Technology for the obligations under <Equity Interest Transfer Agreement and this Agreement.

6. For the avoidance of doubt, AirMedia, AirMedia Technology, the Seller and Guo Man, as a party, of the Equity Interest Transfer Agreement shall not be exempted for breach of liabilities and compensation terms under Article 14 due to the execution of this Agreement. Any Party who breaches this Agreement shall take the liability under the Equity Interest Transfer Agreement and this Agreement.

7. This Agreement has the same fore with the Equity Interest Transfer Agreement, any conflict between this Agreement and the Equity Interest Transfer Agreement, this Agreement shall prevail; any unmentioned matters herein shall be governed by the Equity Interest Transfer Agreement.

8. Any dispute arising from this agreement shall be settled by mutual negotiation; in the event no settlement can be reached between the two parties, the case under dispute shall be submitted to the CIETAC, the arbitration shall take place in Beijing, China. The arbitration award shall be final and binding upon the parties.

9. This Agreement shall come into force on the date of execution by parties.

10. The language of this Agreement is Chinese. This Agreement shall be provided in twenty two originals, with each party holding two originals and the rest for reporting and recording. All originals have the same legal force.

[No text below]

(Signature page to Supplement Agreement of the Equity Interest Transfer Agreement)

AirMedia Group Inc. (Cayman)

Company seal: /s/ AirMedia Group Inc. (Cayman)

/s/ Authorized Signatory Authorized Signatory

(Signature page to Supplement Agreement of the Equity Interest Transfer Agreement)

AirMedia Technology (Beijing) Co., Ltd.

Company seal: /s/ AirMedia Technology (Beijing) Co., Ltd.

/s/ Authorized Signatory Authorized Signatory

(Signature page to Supplement Agreement of the Equity Interest Transfer Agreement)

Beijing AirMedia Shengshi Advertising Co., Ltd.

Company seal: /s/ Beijing AirMedia Shengshi Advertising Co., Ltd.

/s/ Authorized Signatory

Authorized Signatory

(Signature page to Supplement Agreement of the Equity Interest Transfer Agreement)

/s/ Man Guo

Man Guo

(Signature page to Supplement Agreement of the Equity Interest Transfer Agreement)

Beijing Longde Wenchuang Investment Fund Management Co., Ltd.

Company seal: /s/ Beijing Longde Wenchuang Investment Fund Management Co., Ltd.

/s/ Authorized Signatory Authorized Signatory

(Signature page to Supplement Agreement of the Equity Interest Transfer Agreement)

Beijing Cultural Center Construction and Development Fund

Company seal: /s/ Beijing Cultural Center Construction and Development Fund

/s/ Authorized Signatory Authorized Signatory